Exhibit 10.1

HOLOGIC, INC.

2011 HOLOGIC SHORT-TERM INCENTIVE PLAN

(the “STIP”)

Performance-Based Compensation

Reference is made to the Hologic, Inc. 2008 Equity Incentive Plan previously approved by the Company’s Stockholders (the “2008 Plan”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the 2008 Plan. It is intended that the awards granted hereunder (the “Awards”) to persons who are or may become Covered Employees for the applicable period qualify, to the extent consistent therewith, as Annual Incentive Awards under Section 7 of the 2008 Plan and, to the extent applicable, “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). Without limiting the foregoing, it is further intended that if all or a portion of an Award to any Covered Employee does not so qualify (either as an Annual Incentive Award or performance based compensation), it shall not effect the qualification of that portion of an Award that would otherwise so qualify, or otherwise reduce a participant’s Award hereunder. The terms and conditions of the 2008 Plan, including without limitation the individual award limits set forth therein, shall apply to any Award, or portion thereof, that shall qualify as an Annual Incentive Award thereunder. With respect to any Awards hereunder intended to qualify as performance based compensation for a Covered Employee under Section 162(m) of the Code, in the event of any inconsistencies between the 2008 Plan and this document or any other document evidencing the Award, the terms of the 2008 Plan shall control.

Administration

The STIP will be administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Compensation Committee, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the STIP and to interpret and correct the provisions of the STIP and any Award. The Compensation Committee shall have authority, subject to the express limitations of the STIP and the 2008 Plan, (i) to construe and determine the respective Awards and the STIP, (ii) to prescribe, amend and rescind rules and regulations relating to the STIP and any Awards, (iii) to determine the terms and provisions of the respective Awards, which need not be identical, (iv) to create sub-plans hereunder necessary to comply with laws and regulations of any foreign country in which the Company may seek to grant an Award, and (v) to make all other determinations in the judgment of the Compensation Committee necessary or desirable for the administration and interpretation of the STIP. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the STIP or Award in the manner and to the extent it shall deem expedient to carry the STIP or any Award into effect and it shall be the sole and final judge of such expediency. All decisions by the Compensation Committee shall be final and binding on all interested persons. Neither the Company nor any member of the Compensation Committee shall be liable for any action or determination relating to the Plan.

To the extent permitted by applicable law, the 2008 Plan or the listing standards of any exchange upon which the Company’s Common Stock may be listed, the Committee may delegate any or all of its powers under the STIP, as it relates to the determination of Awards and eligibility under the STIP (other than Awards made to executive officers), to one or more committees or subcommittees of the Compensation Committee or the Board, or to one or more executive officers of the Company; provided, however, that unless otherwise expressly provided, no such delegation of authority shall limit the Compensation Committee’s discretionary authority to alter the amount or payment of any Award to any participant as set forth herein, and any Awards made to any executive officers of the Company (including without limitation any Covered Employee), including without limitation the achievement of target performance objectives, shall be subject to the final review and approval of the Compensation Committee.

Eligibility

Unless otherwise determined by the Compensation Committee, which retains sole discretion of change eligibility under the STIP, the eligible participants under the Plan shall include the Company’s officers, senior vice presidents, vice presidents, operational directors, managers and such other employees that have been identified by management as key contributors. Notwithstanding anything to the contrary in the foregoing, unless otherwise approved by the Compensation Committee, participants shall not include persons, including officers, who are otherwise participating in a Company commission-based plan.

Targets

Subject to the discretion of the Compensation Committee as set forth herein, targeted payout levels (“Targeted Payout Levels”) will be achieved at a combination of corporate, divisional and/or individual goals established for each participant, as well as discretionary allocations established by the Committee. A participant’s bonus components and the weighting of those components are determined by such participant’s title and/or role.

Funding

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the STIP.

Maximum and Minimum Bonus Payout

The maximum bonus payouts will be 200% of Targeted Payout Levels (e.g., a participant with a Targeted Payout Level of 50% of annual base salary target would be eligible for a 100% payout). The Compensation Committee reserves the right, in its sole discretion, to decrease any bonus payouts to any participant under the STIP, regardless of the level of bonus targets that have been achieved (or bonus levels that have been estimated), including, without limitation, to reduce or provide for no bonus payout to a participant even through one or more targets under the STIP have been achieved. Neither the STIP, nor any action taken pursuant to the STIP, will be construed as giving any employee any right to continued employment with the Company or any of its subsidiaries.

STIP Nonexclusive

Nothing in this 2011 STIP shall preclude the Compensation Committee from granting any bonus or other award to a person, who is likely to be a Covered Employee or otherwise, that is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code upon such terms and conditions as may be determined by the Compensation Committee, without regard to the limitations set forth in this STIP.